TIME WARNER TELECOM EXECUTES PURCHASE AGREEMENT FOR GST ASSETS


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TIME WARNER TELECOM INC.

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Investor Relations:                     Media Relations:
Mark Peters                             Bob Meldrum

Time Warner Telecom                     Time Warner Telecom

(303) 566-1000                          (303) 566-1354
Email: mark.peters@twtelecom.com        Email: bob.meldrum@twtelecom.com

         TIME WARNER TELECOM EXECUTES PURCHASE AGREEMENT FOR GST ASSETS

             - - Receives financing commitment for $1.2 billion - -

LITTLETON, Colo. - September 11, 2000 -- Time Warner Telecom Inc. (NASDAQ:
TWTC), a leader in delivering converged communications services to businesses over its fiber, facilities-based network, today announced it has executed a purchase agreement to acquire substantially all of the assets of GST Telecommunications, Inc., and has received commitments for $1.2 billion of additional financing. The purchase agreement provides for the purchase of substantially all of the GST assets for cash consideration of $640 million, plus the assumption of certain liabilities and fees, up to a total purchase price of $690 million. The purchase agreement has been executed with the closing subject to delivery and satisfaction with disclosure schedules, obtaining bankruptcy court and regulatory approvals and certain other customary closing conditions.

The assets Time Warner Telecom will acquire include: over 4,200 miles of local and regional fiber networks in the Western United States; network operations center in Vancouver, Washington; SS7 networks; voice and data switches; and substantially all other assets, excluding customers and certain assets in Hawaii and certain non-core businesses. By the end of 2001, Time Warner Telecom expects to offer services in 44 markets, as compared to 22 today, 14 of which are in the top 25 U.S. markets.

"We have earned the reputation as a company that is thoughtful in its planning and outstanding in its execution," said Larissa Herda, Time Warner Telecom President and CEO. "This acquisition significantly expands our footprint into attractive markets in the West with minimal overlap with our existing operations. Our expertise in managing extensive fiber-optic networks, and more importantly, selling services that ride over these fiber optic networks, should allow us to capitalize on GST's solid infrastructure."

"Within a week of being awarded the assets in the auction, our transition team was at GST headquarters to begin the integration planning process," Herda added. "People are key to any

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successful  operation.  Since  the  first  time we  visited  GST,  we have  been impressed with their personnel and hope to bring most of them to Time Warner Telecom."

"Our plans include continued strong growth in our existing markets, and launching seven additional markets previously announced, between now and the end of 2001," Herda said. "We also have the bench strength in our management ranks to grow and expand under our current business plan and to integrate the GST operations. I commit to our customers and investors that we will remain focused on our current operations."

Time Warner Telecom has received commitments from its banks to provide $1.2 billion of additional financing for the GST acquisition, capital expenditures, and general working capital purposes. This includes $525 million of secured financing from The Chase Manhattan Bank and Morgan Stanley Dean Witter and a $700 million unsecured bridge financing facility from Morgan Stanley Dean Witter, Lehman Brothers Inc. and The Chase Manhattan Bank.

"Our expansion plans, including the GST acquisition and expansion of its fiber networks, will be fully funded with this financing commitment, operating cash flow and cash on hand," said David Rayner, Time Warner Telecom's Sr. Vice President and CFO.

"This acquisition allows Time Warner Telecom to significantly accelerate our growth plans," Rayner added. "These assets, along with our plans to expand them, will allow us to increase our revenues. By 2003, we expect the GST markets will generate approximately 25 percent of our consolidated revenue. At the same time, we expect EBITDA to continue to grow."

A presentation with additional information is available on the company's web site: www.twtelecom.com.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., builds local and regional optical networks and delivers "last-mile" broadband data, Internet access and voice for businesses. The company currently serves customers in 22 U.S. metropolitan areas including: Austin, Dallas, Houston and San Antonio, Texas; Charlotte, Fayetteville, Greensboro and Raleigh, N.C.; Albany, Binghamton, New York City and Rochester, N.Y.; Northern New Jersey; Cincinnati and Columbus, Ohio; Memphis, Tenn.; Orlando and Tampa, Fla.; Indianapolis, Ind.; Milwaukee, Wisc.; San Diego, Calif.; and Honolulu, Hawaii. Time Warner Telecom plans to activate its networks in the Los Angeles/Orange County, Calif. and Dayton, Ohio markets later this year. The company will begin offering service in Denver, Chicago, Atlanta, Minneapolis and Columbia, S.C. in mid-2001. Please visit www.twtelecom.com for more information.


This press release includes Forward-Looking Statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the company's growth and prospects. The accuracy of these statements is subject to a number of business, market and other factors beyond the company's control, including those stated above and as periodically described in our SEC filings, and actual results may be materially different than such statements suggest. For further information, investors are referred to the section entitled Forward-Looking Statements of the company's most recent Form 10-K, 10-Q and other filings, which statements, to the extent applicable, are incorporated into this press release.